Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:         Phillip G. Creek
             Senior Vice President, Chief Financial Officer
             M/I Homes, Inc.
             (614) 418-8011

M/I Homes Reports Record New Contracts and Backlog

Columbus, Ohio (October 11, 2005) - M/I Homes, Inc. (NYSE:MHO) announces record new contracts and backlog along with homes delivered for the three- and nine-month periods ended September 30, 2005.

New contracts for the third quarter of 2005 rose 20% to 1,163 from 971 in the third quarter of 2004. For the first nine months of 2005 new contracts were 3,413 compared to 3,411 in 2004’s comparable period. Homes delivered for the three months ended September 30, 2005 declined 8% to 1,047 from 2004’s 1,135 in the same period. For the nine months ended September 30, 2005, homes delivered were 2,675 compared to 2004’s record-setting 3,103.

The backlog of homes at September 30, 2005 increased 19% to 3,522 units with a sales value of $1.139 billion and average sales price of $323,000. Units, sales value and the average sales price each represented an all-time record for the company, with average sales price increasing 11% from last year’s $292,000. The backlog of homes at September 30, 2004 was 2,966 units with a sales value of $866 million. M/I Homes had 140 active subdivisions at September 30, 2005 compared to 130 at September 30, 2004 and 127 at the end of 2005’s second quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to report record new contracts in the third quarter along with our record-setting backlog. Our Florida operations had a very strong quarter with new contracts up 37%. Likewise, we are experiencing strong demand in our North Carolina and D.C. markets where new contracts increased 67%. Strong performance in these regions more than offset continued softness in the Midwest where new contracts declined 4% in the quarter. Our record results are, in large part, due to the previously announced strategy to increase our operating mix in higher growth regions by re-positioning our geographic footprint. With our record-setting backlog and our expectations for a very strong fourth quarter, we remain optimistic that 2005 will be M/I Home’s tenth consecutive record year.”

The Company expects to report third quarter financial results on October 26, 2005. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through October 26, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 64,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,”“anticipates,”“targets,”“goals,”“projects,”“intends,”“plans,”“believes,”“seeks,”“estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Nine months ended
	September 30,			September 30,

			%			%
	2005	2004	Change	2005	2004	Change

Ohio &
Indiana	478	497	(4)	1,669	1,928	(13)

Florida	481	352	37	1,200	1,021	18

NC, VA
& MD	204	122	67	544	462	18

	1,163	971	20	3,413	3,411	-

HOMES DELIVERED
	Three months ended			Nine months ended
	September 30,			September 30,

			%			%
	2005	2004	Change	2005	2004	Change

Ohio &
Indiana	631	745	(15)	1,569	2,007	(22)

Florida	260	245	6	709	746	(5)

NC, VA
& MD	156	145	8	397	350	13

	1,047	1,135	(8)	2,675	3,103	(14)

BACKLOG
	September 30, 2005			September 30, 2004
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,410	$ 401	$284,000	1,559	$ 425	$272,000

Florida	1,683	$ 536	$318,000	1,053	$ 286	$272,000

NC, VA
& MD	429	$ 202	$472,000	354	$ 155	$438,000

	3,522	$1,139	$323,000	2,966	$ 866	$292,000